Exhibit 99.1

John W. Tietjen	Thomas Walsh
Chief Financial Officer	Investor Relations
Sterling Bancorp	MWW Group
john.tietjen@sterlingbancorp.com	twalsh@mww.com
212-757-8035	201-507-9500

FOR IMMEDIATE RELEASE

Sterling Bancorp Declares $0.19 Dividend on Common Shares

Company Has Distributed Dividends for 237 Consecutive Quarters

NEW YORK, N.Y., February 17, 2005 – Sterling Bancorp (NYSE: STL), parent company of Sterling National Bank, today announced that the Company’s Board of Directors approved a cash dividend of $0.19 per common share, payable on March 31, 2005 to shareholders of record as of March 15, 2005. The Company has been distributing cash dividends for 237 consecutive quarters.

“Sterling is dedicated to increasing shareholder value and this is reflected in our distribution of dividends for nearly 60 years,” commented Louis J. Cappelli, Chairman and Chief Executive Officer. “By continuing to focus in 2004 on our unique business model, market expertise and understanding of the needs of our customers, Sterling reported its ninth consecutive year of record financial results. Thanks to this solid financial performance and our strong balance sheet, we recently completed a six-for-five stock split which increased the effective cash dividend paid to our shareholders by 20%.”

About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.9 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, Virginia and North Carolina and conducts business throughout the U.S.

This press release may contain statements, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements regarding matters that are not historical facts, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the

Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. It is possible that the Company’s actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Business — Cautionary Statement Regarding Forward-looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.